Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 29, 2018, relating to the financial statements of Science Applications International Corporation and of our report dated March 29, 2018, related to the effectiveness of Science Applications International Corporation's internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness), appearing in the Annual Report on Form 10-K of Science Applications International Corporation for the year ended February 2, 2018.

/s/ DELOITTE & TOUCHE LLP

McLean, Virginia

January 14, 2019